Exhibit 99.1

Newell Rubbermaid Reports Third Quarter 2012 Results and

Reaffirms Full Year Guidance

•    Normalized EPS of $0.47, up 4.4 Percent vs. Prior Year Quarter

•    Reported EPS of $0.37, up $0.98 Compared with Prior Year Quarter

•    Announces 50 Percent Dividend Increase and Expansion of Project Renewal

ATLANTA, October 26, 2012 – Newell Rubbermaid (NYSE: NWL) today announced solid third quarter 2012 results and reaffirmed full-year core sales, normalized operating margin, normalized earnings per share and operating cash flow guidance. The company also announced a 50 percent increase in its quarterly dividend to $0.15 per share and plans to expand its Project Renewal restructuring program. Five new work streams will generate between $180 and $225 million in incremental annualized savings by the end of the second quarter of 2015 for an incremental cash cost of $225 to $250 million.

“Our solid third quarter results represent another step toward establishing a more consistent cadence of delivery. I am encouraged by the progress we have made over the last 15 months and excited by the significant potential that lies ahead,” said Michael Polk, President and Chief Executive Officer. “We have built the organization’s capacity to drive delivery and drive change. We are on track to deliver the savings we committed to in the first phase of Project Renewal on time and in full. Today’s announced expansion of Project Renewal will accelerate our transformation.”

The company expects the expansion of Project Renewal to enable four outcomes:
•	a flatter and simplified organization built around the first two pillars of the Growth Game Plan – Brand & Category Development and Best in Class Execution & Delivery,
•	an accelerated release of costs, the majority of which will be invested in faster growth and the geographic expansion of our leading brands,
•	a greater line of sight to earnings and operating cash flow growth while the company invests to accelerate performance, and
•	a strengthened leadership team that can drive faster implementation of the Growth Game Plan.

“The actions taken today reflect an exciting set of changes and an important moment for our company. I am confident they will accelerate achievement of our Growth Game Plan ambition of creating a bigger, faster growing, more global, more profitable Newell Rubbermaid,” said Polk.

Third Quarter Executive Summary
•	Third quarter 2012 net sales were $1.54 billion, a decrease of 0.9 percent versus prior year results.
•	Core sales, which exclude the impact of changes in foreign currency translation, grew 1.5 percent.
•	Normalized diluted earnings per share were $0.47 compared with $0.45 in the prior year period; reported diluted earnings per share were $0.37 compared with a loss of $0.61 in the year-ago period.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

•	Operating cash flow in the quarter was $301.5 million, an improvement of $6.2 million compared with the year-ago period.

•

The company announced a 50 percent quarterly dividend increase from $0.10 to $0.15, effective in the fourth quarter of 2012, bringing the payout ratio to the high end of the targeted range of 30 to 35 percent.

•	The company repurchased 1.5 million shares at a cost of $25.9 million.

•

The company reaffirmed its 2012 guidance for core sales growth in a range from 2 to 3 percent, normalized operating margin improvement of up to 20 basis points, normalized earnings per share of $1.63 to $1.69 and operating cash flow of $550 to $600 million.

•

The company announced an expansion of its Project Renewal restructuring program. The expansion is expected to generate incremental annualized cost savings of approximately $180 to $225 million when fully implemented by the end of the second quarter of 2015. The majority of these savings will be reinvested in the business to strengthen brand building and selling capabilities in priority markets around the world. The company expects to incur incremental cash costs of $225 to $250 million and record pretax restructuring charges in the range of $250 to $275 million over the same period.

Third Quarter 2012 Operating Results

Net sales in the third quarter were $1.54 billion, a decline of 0.9 percent compared with the prior year. Core sales, which exclude 240 basis points of adverse foreign currency translation, grew 1.5 percent, driven by the Baby & Parenting and Newell Professional segments and continued growth in emerging markets.

Gross margin increased 50 basis points versus prior year to 37.9 percent as pricing and productivity more than offset the negative impact of input cost inflation.

Normalized operating margin for the quarter was 13.7 percent, flat to the prior year. Gross margin expansion was offset by an increase in SG&A expense as lower structural costs realized through Project Renewal initiatives were offset by higher strategic SG&A spending on a local currency basis and the absence of certain compensation-related benefits recognized in the prior year quarter. On a reported basis, operating margin for the quarter was 12.3 percent, compared with negative 12.4 percent last year. The prior year period included $382.6 million in asset impairment charges.

Third quarter normalized operating income was $210.7 million compared with $211.8 million in the prior year period, and reported operating income was $188.4 million compared with a loss of $192.2 million in the prior year period. Third quarter normalized operating income excludes $22.3 million of restructuring and restructuring-related costs incurred primarily in connection with Project Renewal and the European Transformation Plan. In 2011, normalized operating income excluded $382.6 million of impairment charges primarily related to goodwill write-downs associated with the Baby & Parenting and Hardware global business units; $17.0 million of restructuring and restructuring-related costs incurred in connection with the European Transformation Plan; and $4.4 million in incremental costs associated with the company’s CEO transition.

The normalized tax rate for the quarter was 28.9 percent compared with 28.2 percent in the prior year. The reported tax rate for the quarter was 35.3 percent compared with 24.4 percent in the prior year. The year-over-year change in the reported tax rate was primarily driven by the geographical mix of earnings

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

and discrete items recorded in each of the quarters. In the third quarter of 2012, the company’s effective tax rate was increased as a result of recording certain tax contingencies and recognition of tax expense related to expiration of various worldwide statutes of limitation and audits. In the third quarter of 2011, the company recognized a tax benefit due to the reversal of certain tax contingencies due to resolution of tax audits and the expiration of various worldwide statutes of limitation.

Net income, as reported, was $108.3 million, or $0.37 per diluted share, for the third quarter. This compares with a net loss of $177.6 million, or $0.61 per diluted share, in the prior year.

Normalized earnings of $0.47 per diluted share compares with prior year normalized results of $0.45 per diluted share. The improvement was driven by lower interest and other expense and fewer shares outstanding.

For the third quarter 2012, normalized diluted earnings per share exclude $0.06 per diluted share for restructuring and restructuring-related costs associated with Project Renewal and the European Transformation Plan; income tax charges of $0.03 per diluted share attributable to certain tax contingencies, expiration of various statutes of limitation and the resolution of tax examinations; $0.01 per diluted share related to the extinguishment of debt; and a net gain of $0.01 per diluted share from discontinued operations primarily due to the receipt of funds previously in escrow related to the hand torch and solder business divestiture. For the third quarter 2011, normalized diluted earnings per share excluded $1.05 per diluted share for impairment charges primarily related to goodwill write-downs; $0.06 per diluted share for restructuring and restructuring-related costs associated with the European Transformation Plan; $0.01 per diluted share related to the incremental costs associated with the company’s CEO transition; and benefits of $0.10 per diluted share resulting from the reversal of certain tax contingencies due to the expiration of various statutes of limitation. In addition, last year the company excluded from normalized income a net loss from discontinued operations of $11.2 million, or $0.04 per share, reflecting the income from discontinued operations and loss on disposal of its hand torch and solder business. (A reconciliation of the “as reported” results to “normalized” results is included below.)

The company generated operating cash flow of $301.5 million during the third quarter of 2012, compared with $295.3 million in the comparable period last year. Capital expenditures were $45.2 million in the third quarter compared with $55.1 million in the prior year.

A reconciliation of the third quarter 2012 and 2011 results is as follows:

	Q3 2012*	Q3 2011*

Diluted earnings per share (as reported)	$0.37	($0.61)

Impairment charges	$0.00	$1.05

Restructuring and restructuring-related costs	$0.06	$0.06

Discontinued operations	($0.01)	$0.04

CEO transition costs	$0.00	$0.01

Income tax – discrete contingencies, expiration of statutes of limitation and resolution of examinations	$0.03	($0.10)

Loss related to the extinguishment of debt	$0.01	$0.00

Other items	$0.00	($0.01)

“Normalized” EPS	$0.47	$0.45

*	totals may not add due to rounding

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Third Quarter 2012 Operating Segment Results

The Newell Consumer segment’s net sales for the third quarter were $814.6 million, a 2.1 percent decline compared with the prior year quarter. Core sales in the segment decreased 0.4 percent. Year-to-date core sales in this segment declined 1.2 percent. The improved performance versus first half results was driven by a strong performance from the Writing and Creative Expression global business unit during the Back-to-School season. This improvement was offset by a decline in the Décor and Culinary businesses largely related to a change in merchandising strategy at a significant retail customer. Normalized operating income in the Newell Consumer segment was $141.1 million, or 17.3 percent of sales, compared with $128.8 million, or 15.5 percent of sales, in the prior year. The operating margin improvement was driven by gross margin expansion and lower SG&A expense attributable to the deferral of brand building investments from the third quarter to the fourth quarter.

The Newell Professional segment posted third quarter net sales of $535.4 million, a 1.1 percent decline from the prior year. Core sales growth for the segment was 2.5 percent against very strong core sales growth in the year ago period of 7.5 percent. Year-to-date core sales growth in this segment was 4.3 percent. The Commercial Products global business unit contributed to strong Professional core sales in North America and Latin America. Core sales in Europe, Australia and New Zealand came in below expectations, as order patterns slowed due to macroeconomic pressures. The segment’s normalized operating income was $70.6 million, or 13.2 percent of sales, as compared with $84.5 million, or 15.6 percent of sales, in the prior year. The decline in operating margin reflects the sustained investment in selling and marketing resources in our Win Bigger Professional businesses as well as sourced goods inflation.

Third quarter net sales in the Baby & Parenting segment were $185.3 million, a 5.2 percent improvement over the prior year. Core sales increased 7.8 percent, driven by continued strong performance by the Graco® brand in North America and the Aprica® brand in Japan. Year-to-date, the Baby & Parenting segment generated 11.2 percent core sales growth. Third quarter normalized operating income was $18.3 million, or 9.9 percent of sales, compared with $17.7 million, or 10.0 percent of sales, in the prior year.

Expansion of Project Renewal

Today, the company announced an expansion of its Project Renewal restructuring program.

The expansion of Project Renewal is expected to generate incremental annualized cost savings of approximately $180 to $225 million when fully implemented by the end of the second quarter of 2015. The majority of these savings will be reinvested in programming to accelerate growth and in strengthening brand building and selling capabilities in priority markets around the world. The company expects to incur incremental cash costs of $225 to $250 million and record pretax restructuring charges of $250 to $275 million over the same period.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Cumulative costs of the expanded Project Renewal are now expected to be $340 to $375 million pretax, with cash costs of $300 to $340 million. Project Renewal in total is expected to generate annualized costs savings of approximately $270 to $325 million by the second quarter of 2015. The company is on track to realize annualized cost savings from the first phase of Project Renewal of approximately $90 to $100 million by the first half of 2013.

The company announced five new work streams in connection with the expansion of Project Renewal. These initiatives will accelerate the release of structural costs that currently constrain the investment capacity in the business for growth. These work streams will result in slightly over a 10 percent reduction in the global workforce over the next two and a half years.

The five new work streams include:

•

Organizational Simplification: The company will de-layer its top structure eliminating the two Groups (Consumer and Professional) and further consolidating the global business units from nine GBUs to six business segments – Tools, Commercial Products, Writing, Home Solutions, Baby & Parenting, and Specialty.

•	EMEA Transformation: The company will leverage its new SAP-driven insights to significantly reduce complexity and cost to improve profitability in this region.

•

Best Cost Finance: The company will deliver a simplified approach to decision support, transaction processing and information management by leveraging SAP and aligning resources with the Growth Game Plan.

•	Best Cost Back Office: The company will achieve “One Newell” efficiencies in customer and consumer services and sourcing functions.

•	Supply Chain Footprint: The company will further optimize manufacturing and distribution facilities across its global supply chain.

As part of the aforementioned Organizational Simplification, the six new segments will be defined as follows:

•	Tools: Irwin® and Lenox® tools and Dymo® industrial

•	Commercial Products: Rubbermaid Commercial Products® and Rubbermaid® Healthcare

•	Writing: Sharpie®, Paper Mate®, Expo®, Prismacolor®, Parker® and Waterman®

•	Baby & Parenting: Graco®, Aprica® and Teutonia®

•	Home Solutions: Rubbermaid®, Calphalon®, Levolor®, Kirsch® and Goody®

•	Specialty: Bulldog®, Ashland®, Shur-Line®, Dymo®, Endicia®, and Mimio®

The company’s financial results will be reported under the new business segments beginning with the fourth quarter of 2012. Updated historical financial information reflecting the new structure will be made available within the next month.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Nine Month Results

Net sales for the nine months ended September 30, 2012 increased 0.3 percent to $4.38 billion, compared with $4.37 billion in the prior year. Core sales increased 2.2 percent for the nine months with foreign currency translation adversely impacting net sales by 1.9 percent.

Gross margin increased 50 basis points compared with prior year to 38.2 percent, as productivity gains and pricing more than offset the effect of input cost inflation.

Normalized operating margin increased 20 basis points versus prior year to 12.9 percent. Reported operating margin improved 840 basis points due to asset impairment charges in last year’s results.

Normalized earnings were $1.27 per diluted share compared with $1.19 per diluted share in the prior year. For the nine months ended September 30, 2012, normalized diluted earnings per share exclude $0.18 per diluted share for restructuring and restructuring-related costs associated with Project Renewal and the European Transformation Plan; income tax charges of $0.07 per diluted share attributable to certain tax contingencies, expiration of statutes of limitation and resolution of tax examinations; $0.01 per diluted share related to the extinguishment of debt; and a net gain of $0.01 per diluted share from discontinued operations primarily related to the receipt of the escrow from the disposal of the hand torch and solder business. For the nine months ended September 30, 2011, normalized earnings per diluted share exclude $1.03 per diluted share for impairment charges primarily related to goodwill write-downs; $0.12 per diluted share for restructuring and restructuring-related costs associated with the European Transformation Plan; $0.01 per diluted share related to the incremental costs associated with the company’s CEO transition; and benefits of $0.17 per diluted share resulting from the reversal of certain tax contingencies due to the expiration of various statutes of limitation. In addition, last year the company recorded a net loss from discontinued operations of $8.1 million, or $0.03 per share, reflecting the income from discontinued operations and loss on disposal of the hand torch and solder business, which was excluded from normalized earnings. (A reconciliation of the “as reported” results to “normalized” results is included below.)

Net income, as reported, was $299.4 million, or $1.02 per diluted share. This compares with $44.8 million, or $0.15 per diluted share, in the prior year.

The company generated operating cash flow of $357.2 million during the first nine months of 2012 compared with $279.8 million in the prior year. Capital expenditures were $130.2 million, compared with $151.2 million in the prior year.

A reconciliation of the first nine months 2012 and 2011 results is as follows:

	Q3 YTD 2012	Q3 YTD 2011*

Diluted earnings per share (as reported)	$1.02	$0.15

Impairment charges	$0.00	$1.03

Restructuring and restructuring-related costs	$0.18	$0.12

Discontinued operations	($0.01)	$0.03

CEO transition costs	$0.00	$0.01

Income tax– discrete contingencies, expiration of statutes of limitation and resolution of examinations	$0.07	($0.17)

Loss related to the extinguishment of debt	$0.01	$0.01

“Normalized” EPS	$1.27	$1.19

*	totals may not add due to rounding

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

2012 Full Year Outlook

The company reaffirmed its full year expectation for core sales growth of 2 to 3 percent. The company now expects foreign currency translation to have between 1.5 and 2 percentage points of negative impact on net sales. This compares with its previous expectation of a negative 2 percent impact. Net sales are projected to be flat to up 1.5 percent. The company continues to expect 2012 normalized operating margin improvement of up to 20 basis points and full year normalized earnings per share of $1.63 to $1.69.

The company’s 2012 normalized earnings per share expectation excludes between $110 and $130 million of restructuring and restructuring-related costs associated with the company’s Project Renewal and European Transformation Plan. It also excludes approximately $0.07 per diluted share for certain tax contingencies and other non-cash tax charges associated with the European Transformation Plan and expiration of statutes of limitation; $0.01 per diluted share related to the extinguishment of debt; and a net gain of $0.01 per diluted share from discontinued operations primarily related to the receipt of the escrow from the company’s disposal of its hand torch and solder business. (A reconciliation to normalized results is included below.)

The company is on track to realize cumulative annualized profitability improvement of $55 to $65 million related to the European Transformation Plan, the majority of which was reflected in 2011 results. With the expansion of Project Renewal, the company now expects to generate annualized cost savings of approximately $270 to $325 million by the second quarter of 2015, with annualized savings of $90 to $100 million expected by the first half of 2013. The company intends to reinvest the majority of Project Renewal savings in the business to strengthen brand building and selling capabilities and accelerate growth.

The operating cash flow outlook is unchanged at between $550 and $600 million for the full year, including approximately $110 to $120 million in restructuring and restructuring-related cash payments. The company anticipates capital expenditures of $200 to $225 million during the year.

A reconciliation of the 2012 earnings outlook is as follows:

FY 2012

Diluted earnings per share	$1.27 to $1.33

Restructuring and restructuring-related costs	$0.27 to $0.32

Discontinued operations	($0.01)

Income tax – discrete contingencies, expiration of statutes of limitation and resolution of examinations	$0.07

Loss related to the extinguishment of debt	$0.01

“Normalized” EPS	$1.63 to $1.69

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Conference Call

The company’s third quarter 2012 earnings conference call is scheduled for today, October 26, 2012, at 8:30 am ET. To listen to the webcast, use the link provided under Events & Presentations in the Investor Relations section of Newell Rubbermaid’s Web site at www.newellrubbermaid.com. The webcast will be recorded and made available for replay. A supporting slide presentation will be available under Quarterly Earnings in the Investor Relations section on the company’s Web site.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

The company uses certain financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The company’s management believes that these measures — including those that are “non-GAAP financial measures” — and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that company management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales, as reflected in the Currency Analysis, is useful to investors because it demonstrates the effect of foreign currency translation on reported sales. The effect of foreign currency translation on reported sales is determined by applying the current year and prior year monthly exchange rates to the local currency sales amounts in the current year period, with the difference in these two amounts being the currency impact from last year to this year and the residual representing changes attributable to core sales. The company’s management believes that “Normalized” operating income is useful because it provides investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations. The company’s management believes that “Normalized” earnings per share, which excludes restructuring and restructuring-related charges and one-time events such as losses related to the extinguishments of debt, tax benefits and charges, impairment charges, discontinued operations and certain other items, is useful to investors because it permits investors to better understand year-over-year changes in underlying operating performance. The company uses both core sales and normalized earnings per share as two of the three performance criteria in its management cash bonus plan.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

The company determined the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.

While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Rubbermaid

Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2011 sales of approximately $5.9 billion and a strong portfolio of leading brands, including Rubbermaid®, Sharpie®, Graco®, Calphalon®, Irwin®, Lenox®, Levolor®, Paper Mate®, Dymo®, Waterman®, Parker®, Goody®, Rubbermaid Commercial Products® and Aprica®.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:

Nancy O’Donnell	David Doolittle
Vice President, Investor Relations	Vice President, Corporate Communications
+1 (770) 418-7723	+1 (770) 418-7519

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income/(loss), earnings per share, operating income, operating margin or gross margin improvements or declines, Project Renewal, the European Transformation Plan, capital and other expenditures, cash flow, dividends, restructuring and restructuring-related costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, and management's plans, projections and objectives for future operations and performance. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believe," "estimate" and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or regional sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers' strong bargaining power; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; our ability to implement successfully information technology solutions throughout our organization; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations and those factors listed in the company’s most recently filed Quarterly Report on Form 10-Q and Exhibit 99.1

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

thereto, filed with the Securities and Exchange Commission. Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

NWL-EA

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

Newell Rubbermaid Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in millions, except per share data)

	Three Months Ended September 30,
	2012	2011	YOY % Change

Net sales	$1,535.3	$1,549.9	(0.9)%
Cost of products sold	953.0	970.6

GROSS MARGIN	582.3	579.3	0.5%
% of sales	37.9%	37.4%

Selling, general & administrative expenses	380.2	383.4	(0.8)%
% of sales	24.8%	24.7%

Impairment charges	—	382.6
Restructuring costs	13.7	5.5

OPERATING INCOME (LOSS)	188.4	(192.2)	NMF
% of sales	12.3%	(12.4)%

Nonoperating expenses:
Interest expense, net	18.0	21.8
Loss on extinguishment of debt	6.8	—
Other (income) expense, net	(1.2)	6.0

	23.6	27.8	(15.1)%

INCOME (LOSS) BEFORE INCOME TAXES	164.8	(220.0)	NMF
% of sales	10.7%	(14.2)%

Income taxes	58.2	(53.6)	NMF
Effective rate	35.3%	NMF

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	106.6	(166.4)	NMF
% of sales	6.9%	(10.7)%

Income (loss) from discontinued operations, net of tax	1.7	(11.2)

NET INCOME (LOSS)	$108.3	$(177.6)	NMF

	7.1%	(11.5)%

EARNINGS PER SHARE:
Basic
Income (loss) from continuing operations	$0.37	$(0.57)
Income (loss) from discontinued operations	0.01	(0.04)
Net income (loss)	$0.37	$(0.61)

Diluted
Income (loss) from continuing operations	$0.36	$(0.57)
Income (loss) from discontinued operations	0.01	(0.04)
Net income (loss)	$0.37	$(0.61)

AVERAGE SHARES OUTSTANDING:
Basic	290.7	290.8
Diluted	292.7	290.8

NMF = Not meaningful

Newell Rubbermaid Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in millions, except per share data)

	Nine Months Ended September 30,
	2012	2011	YOY % Change

Net sales	$4,383.9	$4,369.4	0.3%
Cost of products sold	2,709.8	2,720.8

GROSS MARGIN	1,674.1	1,648.6	1.5%
% of sales	38.2%	37.7%

Selling, general & administrative expenses	1,138.5	1,122.0	1.5%
% of sales	26.0%	25.7%

Impairment charges	—	382.6
Restructuring costs	37.5	12.3

OPERATING INCOME	498.1	131.7	NMF
% of sales	11.4%	3.0%

Nonoperating expenses:
Interest expense, net	58.7	65.0
Loss on extinguishment of debt	6.8	4.8
Other (income) expense, net	(0.8)	11.0

	64.7	80.8	(19.9)%

INCOME BEFORE INCOME TAXES	433.4	50.9	NMF
% of sales	9.9%	1.2%

Income taxes	135.7	(2.0)	NMF
Effective rate	31.3%	NMF

NET INCOME FROM CONTINUING OPERATIONS	297.7	52.9	NMF
% of sales	6.8%	1.2%

Income (loss) from discontinued operations, net of tax	1.7	(8.1)

NET INCOME	$299.4	$44.8	NMF

	6.8%	1.0%

EARNINGS PER SHARE:
Basic
Income from continuing operations	$1.02	$0.18
Income (loss) from discontinued operations	0.01	(0.03)
Net income	$1.03	$0.15

Diluted
Income from continuing operations	$1.01	$0.18
Income (loss) from discontinued operations	0.01	(0.03)
Net income	$1.02	$0.15

AVERAGE SHARES OUTSTANDING:
Basic	291.7	294.2
Diluted	293.8	296.8

NMF = Not meaningful

Newell Rubbermaid Inc.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(in millions, except per share data)

	Three Months Ended September 30, 2012
	GAAP Measure	Restructuring	Loss on			Non-GAAP Measure
	Reported	and restructuring- related costs (1)	extinguishment of debt (2)	Non-recurring tax items (3)	Discontinued operations (4)	Normalized*	Percentage of Sales

Selling, general & administrative expenses	$380.2	$(8.6)	$—	$—	$—	$371.6	24.2%

Operating income	$188.4	$22.3	$—	$—	$—	$210.7	13.7%

Non-operating expenses	$23.6	$—	$(6.8)	$—	$—	$16.8

Income before income taxes	$164.8	$22.3	$6.8	$—	$—	$193.9

Income taxes (5)	$58.2	$3.5	$2.5	$(8.1)	$—	$56.1

Net income from continuing operations	$106.6	$18.8	$4.3	$8.1	$—	$137.8

Net income	$108.3	$18.8	$4.3	$8.1	$(1.7)	$137.8

Diluted earnings per share**	$0.37	$0.06	$0.01	$0.03	$(0.01)	$0.47

	Three Months Ended September 30, 2011
	GAAP Measure	Restructuring						Non-GAAP Measure
	Reported	and restructuring- related costs (1)	Non-recurring tax items (3)	Discontinued operations (4)	Impairment charges (6)	CEO transition costs (7)	Common stock equivalents (8)	Normalized*	Percentage of Sales

Selling, general & administrative expenses	$383.4	$(11.5)	$—	$—	$—	$(4.4)	$—	$367.5	23.7%

Operating (loss) income	$(192.2)	$17.0	$—	$—	$382.6	$4.4	$—	$211.8	13.7%

(Loss) income before income taxes	$(220.0)	$17.0	$—	$—	$382.6	$4.4	$—	$184.0

Income taxes (5)	$(53.6)	$1.1	$28.2	$—	$76.2	$—	$—	$51.9

Net (loss) income from continuing operations	$(166.4)	$15.9	$(28.2)	$—	$306.4	$4.4	$—	$132.1

Net (loss) income	$(177.6)	$15.9	$(28.2)	$11.2	$306.4	$4.4	$—	$132.1

Diluted earnings per share**	$(0.61)	$0.06	$(0.10)	$0.04	$1.05	$0.01	$(0.01)	$0.45

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.
(1)	Restructuring and restructuring-related charges during the quarter ended September 30, 2012 include $8.6 million of restructuring-related costs and $13.7 million of restructuring costs incurred in connection with the European Transformation Plan and Project Renewal. Restructuring and restructuring-related charges during the quarter ended September 30, 2011 include $11.5 million of restructuring-related costs and $5.5 million of restructuring costs incurred in connection with the European Transformation Plan.
(2)	Loss on debt extinguishment of $6.8 million during the quarter ended September 30, 2012 primarily represents the write-off of debt issuance costs associated with the extinguishment of the junior convertible subordinated debentures underlying the quarterly income preferred securities (QUIPS).
(3)	During the quarter ended September 30, 2012, the Company incurred $8.1 million of non-recurring income tax charges resulting from tax contingencies and the expiration of various statutes of limitation. During the quarter ended September 30, 2011, the Company recognized $28.2 million of previously unrecognized income tax benefits primarily resulting from the expiration of various statutes of limitation.
(4)	During the quarter ended September 30, 2012 and September 30, 2011, the Company recognized a $1.7 million gain and $11.2 million loss in discontinued operations, respectively, primarily related to the sale of the hand torch and solder business in July 2011.
(5)	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.
(6)	During the quarter ended September 30, 2011, the Company recorded asset impairment charges of $382.6 million primarily related to goodwill impairment for the Baby & Parenting and Hardware GBUs.
(7)	The Company incurred incremental costs of $4.4 million associated with its CEO transition in the quarter ended September 30, 2011.
(8)	Common stock equivalents were added to the weighted average shares outstanding to calculate normalized earnings per share for the quarter ended September 30, 2011 because the Company reported a net loss and such securities were excluded from reported diluted average shares outstanding.

Newell Rubbermaid Inc.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

CERTAIN LINE ITEMS

(in millions, except per share data)

	Nine Months Ended September 30, 2012
	GAAP Measure	Restructuring	Loss on			Non-GAAP Measure
	Reported	and restructuring- related costs (1)	extinguishment of debt (2)	Non-recurring tax items (3)	Discontinued operations (4)	Normalized*	Percentage of Sales

Selling, general & administrative expenses	$1,138.5	$(29.1)	$—	$—	$—	$1,109.4	25.3%

Operating income	$498.1	$66.6	$—	$—	$—	$564.7	12.9%

Non-operating expenses	$64.7	$—	$(6.8)	$—	$—	$57.9

Income before income taxes	$433.4	$66.6	$6.8	$—	$—	$506.8

Income taxes (5)	$135.7	$14.9	$2.5	$(19.2)	$—	$133.9

Net income from continuing operations	$297.7	$51.7	$4.3	$19.2	$—	$372.9

Net income	$299.4	$51.7	$4.3	$19.2	$(1.7)	$372.9

Diluted earnings per share**	$1.02	$0.18	$0.01	$0.07	$(0.01)	$1.27

	Nine Months Ended September 30, 2011
	GAAP Measure	Restructuring	Loss on					Non-GAAP Measure
	Reported	and restructuring- related costs (1)	extinguishment of debt (2)	Non-recurring tax items (3)	Discontinued operations (4)	Impairment charges (6)	CEO transition costs (7)	Normalized*	Percentage of Sales

Selling, general & administrative expenses	$1,122.0	$(25.8)	$—	$—	$—	$—	$(4.4)	$1,091.8	25.0%

Operating income	$131.7	$38.1	$—	$—	$—	$382.6	$4.4	$556.8	12.7%

Nonoperating expenses	$80.8	$—	$(4.8)	$—	$—	$—	$—	$76.0

Income before income taxes	$50.9	$38.1	$4.8	$—	$—	$382.6	$4.4	$480.8

Income taxes (5)	$(2.0)	$2.8	$1.7	$49.0	$—	$76.2	$—	$127.7

Net income from continuing operations	$52.9	$35.3	$3.1	$(49.0)	$—	$306.4	$4.4	$353.1

Net income	$44.8	$35.3	$3.1	$(49.0)	$8.1	$306.4	$4.4	$353.1

Diluted earnings per share**	$0.15	$0.12	$0.01	$(0.17)	$0.03	$1.03	$0.01	$1.19

*	Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**	Totals may not add due to rounding.
(1)	Restructuring and restructuring-related charges during the nine months ended September 30, 2012 include $29.1 million of restructuring-related costs and $37.5 million of restructuring costs incurred in connection with the European Transformation Plan and Project Renewal. Restructuring and restructuring-related charges during the nine months ended September 30, 2011 include $25.8 million of restructuring-related costs and $12.3 million of restructuring costs incurred in connection with the European Transformation Plan.
(2)	Loss on debt extinguishment of $6.8 million during the nine months ended September 30, 2012 primarily represents the write-off of debt issuance costs associated with the extinguishment of the junior convertible subordinated securities debentures underlying the quarterly income preferred securities (QUIPS). Loss on debt extinguishment of $4.8 million during the nine months ended September 30, 2011 represents costs incurred to exchange substantially all of the remaining convertible notes issued during March 2009 for shares and cash.
(3)	During the nine months ended September 30, 2012, the Company incurred $19.2 million of non-recurring income tax charges resulting from tax contingencies and the expiration of various statutes of limitation. During the nine months ended September 30, 2011, the Company recognized $49.0 million of previously unrecognized income tax benefits primarily resulting from the expiration of various statutes of limitation.
(4)	During the nine months ended September 30, 2012 and 2011, the Company recognized a $1.7 million gain and $8.1 million loss in discontinued operations, respectively, related to the sale of the hand torch and solder business in July 2011.
(5)	The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected.
(6)	During the nine months ended September 30, 2011, the Company recorded asset impairment charges of $382.6 million primarily related to goodwill impairment for the Baby & Parenting and Hardware GBUs.
(7)	The Company incurred incremental costs of $4.4 million associated with its CEO transition during the nine months ended September 30, 2011.

Newell Rubbermaid Inc.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions)

	September 30, 2012	September 30, 2011
Assets:

Cash and cash equivalents	$250.1	$138.9
Accounts receivable, net	1,074.3	985.9
Inventories, net	822.8	873.2
Deferred income taxes	115.8	164.5
Prepaid expenses and other	161.3	126.4

Total Current Assets	2,424.3	2,288.9

Property, plant and equipment, net	549.6	537.3
Goodwill	2,355.7	2,359.0
Other intangible assets, net	661.4	663.4
Other assets	372.3	363.2

Total Assets	$6,363.3	$6,211.8

Liabilities and Stockholders’ Equity:

Accounts payable	$530.0	$522.9
Accrued compensation	144.8	121.6
Other accrued liabilities	673.4	627.9
Short-term debt	291.0	236.9
Current portion of long-term debt	507.0	266.4

Total Current Liabilities	2,146.2	1,775.7

Long-term debt	1,366.1	1,811.3
Other noncurrent liabilities	784.2	726.0

Stockholders’ Equity - Parent	2,063.3	1,895.3
Stockholders’ Equity - Noncontrolling Interests	3.5	3.5

Total Stockholders’ Equity	2,066.8	1,898.8

Total Liabilities and Stockholders’ Equity	$6,363.3	$6,211.8

Newell Rubbermaid Inc.

CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

(in millions)

	Nine Months Ended September 30,
	2012	2011
Operating Activities:
Net income	$299.4	$44.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	122.1	121.1
Impairment charges	—	382.6
Loss on extinguishment of debt	6.8	4.8
(Gain) loss on disposal of discontinued operations	(5.2)	13.9
Non-cash restructuring costs (benefits)	1.3	(1.5)
Deferred income taxes	72.7	12.1
Stock-based compensation expense	26.3	28.4
Other	8.9	13.2
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(61.5)	5.1
Inventories	(119.9)	(188.1)
Accounts payable	59.4	55.4
Accrued liabilities and other	(53.1)	(212.0)

Net cash provided by operating activities	$357.2	$279.8

Investing Activities:
Acquisitions and acquisition-related activity	$(26.5)	$(20.0)
Capital expenditures	(130.2)	(151.2)
Proceeds from sales of noncurrent assets	20.9	39.0
Other	(3.2)	(7.2)

Net cash used in investing activities	$(139.0)	$(139.4)

Financing Activities:
Net short-term borrowings	$186.4	$98.9
Proceeds from issuance of debt, net of debt issuance costs	495.1	3.3
Payments on and for the settlement of notes payable and debt	(696.3)	(150.8)
Cash consideration paid to exchange convertible notes	—	(3.1)
Repurchase and retirement of shares of common stock	(67.2)	(24.4)
Cash dividends	(82.4)	(61.6)
Excess tax benefits related to stock-based compensation	11.6	—
Other, net	11.1	(4.5)

Net cash used in financing activities	$(141.7)	$(142.2)

Currency rate effect on cash and cash equivalents	$3.4	$1.1

Increase (decrease) in cash and cash equivalents	$79.9	$(0.7)
Cash and cash equivalents at beginning of year	170.2	139.6

Cash and cash equivalents at end of period	$250.1	$138.9

Newell Rubbermaid Inc.

Financial Worksheet- Segment Reporting

(In Millions)

	2012					2011					Year-over-year changes
	Net Sales	Reconciliation (1)			Operating Margin	Net Sales	Reconciliation (1)			Operating Margin
		Reported OI	Excluded Items	Normalized OI			Reported OI	Excluded Items	Normalized OI		Net Sales		Normalized OI
											$	%	$	%
Q1:
Newell Consumer	$639.6	$75.5	$—	$75.5	11.8%	$656.4	$90.8	$—	$90.8	13.8%	$(16.8)	(2.6)%	$(15.3)	(16.9)%
Newell Professional	510.6	70.7	—	70.7	13.8%	467.5	60.1	—	60.1	12.9%	43.1	9.2%	10.6	17.6%
Baby & Parenting	182.2	22.4	—	22.4	12.3%	150.3	7.4	—	7.4	4.9%	31.9	21.2%	15.0	202.7%

Restructuring Costs	—	(12.7)	12.7	—		—	(5.8)	5.8	—
Corporate	—	(31.7)	10.0	(21.7)		—	(24.5)	5.3	(19.2)				(2.5)	(13.0)%

Total	$1,332.4	$124.2	$22.7	$146.9	11.0%	$1,274.2	$128.0	$11.1	$139.1	10.9%	$58.2	4.6%	$7.8	5.6%

	2012					2011					Year-over-year changes
	Net Sales	Reconciliation (1)			Operating Margin	Net Sales	Reconciliation (1)			Operating Margin
		Reported OI	Excluded Items	Normalized OI			Reported OI	Excluded Items	Normalized OI		Net Sales		Normalized OI
											$	%	$	%
Q2:
Newell Consumer	$808.4	$145.6	$—	$145.6	18.0%	$833.8	$143.5	$—	$143.5	17.2%	$(25.4)	(3.0)%	$2.1	1.5%
Newell Professional	525.4	63.6	—	63.6	12.1%	536.3	69.6	—	69.6	13.0%	(10.9)	(2.0)%	(6.0)	(8.6)%
Baby & Parenting	182.4	19.2	—	19.2	10.5%	175.2	13.0	—	13.0	7.4%	7.2	4.1%	6.2	47.7%

Restructuring Costs	—	(11.1)	11.1	—		—	(1.0)	1.0	—
Corporate	—	(31.8)	10.5	(21.3)		—	(29.2)	9.0	(20.2)				(1.1)	(5.4)%

Total	$1,516.2	$185.5	$21.6	$207.1	13.7%	$1,545.3	$195.9	$10.0	$205.9	13.3%	$(29.1)	(1.9)%	$1.2	0.6%

	2012					2011					Year-over-year changes
	Net Sales	Reconciliation (1)			Operating Margin	Net Sales	Reconciliation (1,2)			Operating Margin
		Reported OI	Excluded Items	Normalized OI			Reported OI	Excluded Items	Normalized OI		Net Sales		Normalized OI
											$	%	$	%
Q3:
Newell Consumer	$814.6	137.9	$3.2	$141.1	17.3%	$832.1	128.8	$—	$128.8	15.5%	$(17.5)	(2.1)%	$12.3	9.5%
Newell Professional	535.4	70.6	—	70.6	13.2%	541.6	84.5	—	84.5	15.6%	(6.2)	(1.1)%	(13.9)	(16.4)%
Baby & Parenting	185.3	18.3	—	18.3	9.9%	176.2	17.7	—	17.7	10.0%	9.1	5.2%	0.6	3.4%

Impairment Charges	—	—	—	—		—	(382.6)	382.6	—
Restructuring Costs	—	(13.7)	13.7	—		—	(5.5)	5.5	—
Corporate	—	(24.7)	5.4	(19.3)		—	(35.1)	15.9	(19.2)				(0.1)	(0.5)%

Total	$1,535.3	$188.4	$22.3	$210.7	13.7%	$1,549.9	$(192.2)	$404.0	$211.8	13.7%	$(14.6)	(0.9)%	$(1.1)	(0.5)%

	2012					2011					Year-over-year changes
	Net Sales	Reconciliation (1)			Operating Margin	Net Sales	Reconciliation (1,2)			Operating Margin
		Reported OI	Excluded Items	Normalized OI			Reported OI	Excluded Items	Normalized OI		Net Sales		Normalized OI
											$	%	$	%
YTD Q3:
Newell Consumer	$2,262.6	$359.0	$3.2	$362.2	16.0%	$2,322.3	$363.1	$—	$363.1	15.6%	$(59.7)	(2.6)%	$(0.9)	(0.2)%
Newell Professional	1,571.4	204.9	—	204.9	13.0%	1,545.4	214.2	—	214.2	13.9%	26.0	1.7%	(9.3)	(4.3)%
Baby & Parenting	549.9	59.9	—	59.9	10.9%	501.7	38.1	—	38.1	7.6%	48.2	9.6%	21.8	57.2%

Impairment Charges	—	—	—	—		—	(382.6)	382.6	—
Restructuring Costs	—	(37.5)	37.5	—		—	(12.3)	12.3	—
Corporate	—	(88.2)	25.9	(62.3)		—	(88.8)	30.2	(58.6)				(3.7)	(6.3)%

Total	$4,383.9	$498.1	$66.6	$564.7	12.9%	$4,369.4	$131.7	$425.1	$556.8	12.7%	$14.5	0.3%	$7.9	1.4%

(1)	Excluded items consist of restructuring and restructuring-related costs. Restructuring and restructuring-related costs incurred during the 2012 periods relate to the European Transformation Plan and Project Renewal while restructuring and restructuring-related costs incurred during the 2011 periods presented relate to the European Transformation Plan. Excluded items for the three and nine months ended September 30, 2011 also include $4.4 million of incremental SG&A costs resulting from the Company’s CEO transition during 2011.
(2)	Normalized operating income for the three and nine months ended September 30, 2011 exclude impairment charges relating primarily to the impairment of goodwill for the Baby & Parenting and Hardware businesses.

Newell Rubbermaid Inc.

Three Months Ended September 30, 2012

In Millions

Currency Analysis

By Segment	2012			2011	Year-Over-Year (Decrease) Increase		Currency Impact
	Sales as Reported	Currency Impact	Core Sales (1)	Sales as Reported	Excluding Currency	Including Currency

Newell Consumer	$814.6	$14.2	$828.8	$832.1	(0.4)%	(2.1)%	(1.7)%
Newell Professional	535.4	19.6	555.0	541.6	2.5%	(1.1)%	(3.6)%
Baby & Parenting	185.3	4.7	190.0	176.2	7.8%	5.2%	(2.6)%

Total Company	$1,535.3	$38.5	$1,573.8	$1,549.9	1.5%	(0.9)%	(2.4)%

By Geography
United States	$1,058.8	$—	$1,058.8	$1,041.0	1.7%	1.7%	0.0%
Canada	94.4	3.7	98.1	103.3	(5.0)%	(8.6)%	(3.6)%

Total North America	1,153.2	3.7	1,156.9	1,144.3	1.1%	0.8%	(0.3)%

Europe, Middle East and Africa	174.4	23.6	198.0	203.7	(2.8)%	(14.4)%	(11.6)%
Latin America	86.4	9.5	95.9	86.2	11.3%	0.2%	(11.1)%
Asia Pacific	121.3	1.7	123.0	115.7	6.3%	4.8%	(1.5)%

Total International	382.1	34.8	416.9	405.6	2.8%	(5.8)%	(8.6)%

Total Company	$1,535.3	$38.5	$1,573.8	$1,549.9	1.5%	(0.9)%	(2.4)%

(1)-	“Core Sales” is determined by applying the prior year monthly exchange rates to the current year local currency monthly sales amounts, with the difference in the current year reported sales and Core Sales representing changes attributable to foreign currency translation, reported in the table as “Currency Impact”.

Newell Rubbermaid Inc.

Nine Months Ended September 30, 2012

In Millions

Currency Analysis

By Segment	2012			2011 (1)	Year-Over-Year (Decrease) Increase
	Sales as Reported	Currency Impact	Core Sales (2)	Sales as Reported	Excluding Currency	Including Currency	Currency Impact

Newell Consumer	$2,262.6	$32.6	$2,295.2	$2,322.3	(1.2)%	(2.6)%	(1.4)%
Newell Professional	1,571.4	40.6	1,612.0	1,545.4	4.3%	1.7%	(2.6)%
Baby & Parenting	549.9	8.0	557.9	501.7	11.2%	9.6%	(1.6)%

Total Company	$4,383.9	$81.2	$4,465.1	$4,369.4	2.2%	0.3%	(1.9)%

By Geography
United States	$2,981.7	$—	$2,981.7	$2,915.1	2.3%	2.3%	0.0%
Canada	262.5	8.4	270.9	284.7	(4.8)%	(7.8)%	(3.0)%

Total North America	3,244.2	8.4	3,252.6	3,199.8	1.7%	1.4%	(0.3)%

Europe, Middle East and Africa	537.2	50.9	588.1	617.2	(4.7)%	(13.0)%	(8.2)%
Latin America	245.3	22.6	267.9	238.4	12.4%	2.9%	(9.5)%
Asia Pacific	357.2	(0.7)	356.5	314.0	13.5%	13.8%	0.2%

Total International	1,139.7	72.8	1,212.5	1,169.6	3.7%	(2.6)%	(6.2)%

Total Company	$4,383.9	$81.2	$4,465.1	$4,369.4	2.2%	0.3%	(1.9)%

(1)-	2011 results have been adjusted to reclassify the results of operations of the hand torch and solder business to discontinued operations.
(2)-	“Core Sales” is determined by applying the prior year monthly exchange rates to the current year local currency monthly sales amounts, with the difference in the current year reported sales and Core Sales representing changes attributable to foreign currency translation, reported in the table as “Currency Impact”.